Filed pursuant to Rule 424(b)(3)

Registration No. 333-135287

PROSPECTUS SUPPLEMENT NO. 2

to prospectus dated November 13, 2006

Up to 42,554,314 Shares

TELZUIT MEDICAL TECHNOLOGIES, INC.

Common Stock

This prospectus supplement supplements information contained in the prospectus dated November 13, 2006 (together, the “Prospectus”) relating to the offer and sale from time to time by the selling shareholders identified in the Prospectus of up to 42,554,314 shares of our common stock, par value $.001 per share. This prospectus supplement includes our attached Current Report on Form 8-K, which was filed with the U.S. Securities and Exchange Commission on December 18, 2006.

The information contained in such report is dated as of the date of such report. This prospectus supplement should be read in conjunction with the prospectus dated November 13, 2006, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated November 13, 2006, including any supplements or amendments thereto.

Investing in the shares involves risks and uncertainties. See “Risk Factors” beginning on page 5 of the prospectus dated November 13, 2006 and the risk factors included in our Annual Report on Form 10-KSB/A for the year ended June 30, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 18, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2006

TELZUIT MEDICAL TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Commission file number 001-15034

Florida	01-0656115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification no.)

5422 Carrier Drive, Suite 306 Orlando, Florida	32819
(Address of principal executive offices)	(Zip code)

(407) 354-1222

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 10, 2006, James P. Tolan tendered his resignation as the Company’s Senior Vice President, such resignation to be effective January 3, 2007. Mr. Tolan continues to serve as a member of the Company’s Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Telzuit Medical Technologies, Inc.
(Registrant)

Date: December 18, 2006	By:	/s/ Warren D. Stowell
Warren D. Stowell President and Chief Executive Officer